EXHIBIT 99.1

CDW Reports Record Second Quarter Net Sales

Reinforces Power of Business Model and Confidence in Strategy

(Dollars in millions, except per share amounts)	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	% Chg.	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016	% Chg.
Net Sales	$3,994.4	$3,664.6	9.0	$7,319.1	$6,781.3	7.9
Average Daily Sales[1]	62.4	57.3	9.0	57.2	53.0	7.9
Gross Profit	641.1	610.5	5.0	1,193.6	1,135.0	5.2
Net Income	141.0	117.5	20.0	198.7	195.3	1.7
Adjusted EBITDA[2]	314.7	300.6	4.7	563.9	533.3	5.7
Net Income per Diluted Share	$0.89	$0.70	25.9	$1.23	$1.16	6.1
Non-GAAP Net Income per Diluted Share[2]	$1.03	$0.93	10.0	$1.77	$1.60	10.6
[1] There were 64 selling days for the three months ended June 30, 2017 and 2016. There were 128 selling days for the six months ended June 30, 2017 and 2016.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., Aug. 03, 2017 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare in the United States, Canada and the United Kingdom, today announced second quarter results.  The company also announced approval by its Board of Directors of a $750 million increase to its share repurchase authorization effective immediately and a quarterly cash dividend to be paid in September 2017.

"We delivered excellent topline growth with solid profitability, once again highlighting the combined power of our balanced customer-end markets, broad product portfolio and variable cost structure," said Thomas E. Richards, chairman and chief executive officer of CDW. "The investments we’ve made in our three part strategy continue to contribute to our profitable growth."

"Operating results were amplified by share repurchases and we delivered a 10 percent increase in non-GAAP net income per diluted share," said Ann E. Ziegler, CDW's chief financial officer. "The $750 million increase in our share repurchase authorization supports our continuing commitment to return cash to our shareholders. We continue to expect to achieve our 2016 to 2018 annual medium term target of constant currency low-double digit non-GAAP earnings per share growth in 2017."

“Given first half results, we expect to exceed our annual medium term target of outpacing US IT market growth by 200 to 300 basis points on a constant currency basis in 2017. To accomplish this, we will maintain our laser-focus on meeting the needs of our more than 250,000 customers in the United States, Canada and the United Kingdom and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Richards.

A quarterly cash dividend of $0.16 per share, which is 49 percent higher than the prior year period, will be paid on September 11, 2017 to all stockholders of record as of the close of business on August 25, 2017.

Second Quarter of 2017 Highlights:

Total net sales in the second quarter of 2017 were $3,994 million, compared to $3,665 million in the second quarter of 2016, an increase of 9.0 percent. There were 64 selling days for the three months ended June 30, 2017 and 2016. On a constant currency basis, net sales growth, versus the second quarter of 2016 was 9.8 percent.  Currency impact to net sales growth was driven by unfavorable translation of the British pound to US dollar, and to a lesser extent by unfavorable translation of the Canadian to US dollar.  Effective January 1, 2017, the CDW Small Business channel is reported separately as an operating segment, and prior periods have been recast to reflect this change.  Second quarter performance included:

  Total Corporate segment net sales in the second quarter of 2017 were $1,631 million, 9.4 percent higher than the second quarter of 2016.

  Total Small Business segment net sales in the second quarter of 2017 were $322 million, 11.5 percent higher than the second quarter of 2016.

  Total Public segment net sales in the second quarter of 2017 were $1,674 million, 8.2 percent higher than the second quarter of 2016. Public results were led by sales to both Government and Education customers which increased 19.1 percent and 11.4 percent, respectively. Sales to Healthcare customers decreased 7.3 percent.

  Net sales for CDW's Canadian and UK operations, combined as “Other” for financial reporting purposes, were $368 million, up 8.8 percent in the second quarter of 2017. Both operations increased sales in local currency. Canada grew high-single digits in Canadian dollars. UK results were up double digits in local currency.

Gross profit for the second quarter of 2017 was $641 million, compared to $611 million for the same period in 2016, representing an increase of 5.0 percent. Gross profit margin was 16.1 percent for the second quarter of 2017 versus 16.7 percent in the second quarter of 2016.  Gross margin decline was driven by increased hardware sales and an ongoing competitive marketplace.

Total selling and administrative expenses and advertising expense were $410 million in the second quarter of 2017, compared to $387 million in the second quarter of 2016, representing an increase of 5.9 percent.  This increase was primarily driven by increased sales compensation.

Interest expense was $36 million in the second quarter of 2017 compared to $37 million in the comparable period in 2016 driven by a lower average interest rate. The effective tax rate for the second quarter of 2017 was 27.9 percent, which resulted in a tax expense of $55 million, compared to a 37.3 percent tax rate and tax expense of $70 million in the second quarter of 2016. The reduction in effective tax rate primarily reflected the impact of excess tax benefits from equity-based compensation.

Net income was $141 million in the second quarter of 2017, compared to $118 million in the second quarter of 2016, representing an increase of 20.0 percent. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, integration expenses, equity-based compensation and the associated tax benefits, and certain other items, was $163 million in the second quarter of 2017, compared to $156 million in the second quarter of 2016, representing an increase of 4.9 percent.

Adjusted EBITDA, which excludes expenses related to equity-based compensation, income from equity investments, integration expenses, and certain other items, was $315 million in the second quarter of 2017, compared to $301 million in the second quarter of 2016, representing an increase of 4.7 percent. For the second quarter of 2017 the Adjusted EBITDA margin was 7.9 percent compared to 8.2 percent in the second quarter of 2016.

Weighted average diluted shares outstanding were 159 million for the second quarter of 2017, compared to 167 million for the second quarter of 2016. Net income per diluted share for the second quarter of 2017 was $0.89, compared to $0.70 for the second quarter of 2016, representing an increase of 25.9 percent. Non-GAAP net income per diluted share for the second quarter of 2017 was $1.03, compared to $0.93 for the second quarter of 2016 representing an increase of 10.0 percent.

First Six Months of 2017 Highlights:

Total net sales in the first six months of 2017 were $7,319 million, compared to $6,781 million in the first six months of 2016, an increase of 7.9 percent. There were 128 selling days in the first six months of both 2017 and 2016. On a constant currency basis, net sales growth, versus the first six months of 2016 was 8.8 percent.  Currency impact to net sales growth was driven by unfavorable translation of the British pound to US dollar, and to a lesser extent by unfavorable translation of the Canadian to US dollar. Effective January 1, 2017, the CDW Small Business channel is reported separately as an operating segment, and prior periods have been recast to reflect this change. The first six months had a performance that included:

  Total Corporate segment net sales in the first six months of 2017 were $3,107 million, or 6.9 percent higher than the first six months of 2016.

  Total Small Business segment net sales in the first six months of 2017 were $620 million. This reflects a 9.6 percent increase over the first six months of 2016.

  Total Public segment net sales in the first six months of 2017 were $2,851 million, 8.9 percent higher than the first six months of 2016. Public results were led by sales to both Government and Education customers which increased 16.9 percent and 13.1 percent, respectively. Sales to Healthcare customers decreased 3.5 percent.

  Net sales for CDW's Canadian and UK operations, combined as “Other” for financial reporting purposes, were $741 million, up 6.9 percent in the first six months of 2017. Both operations increased sales in local currency. Canada grew high single digits in Canadian dollars. UK results were up double digits in local currency.

Gross profit for the first six months of 2017 was $1,194 million, compared to $1,135 million for the same period in 2016, representing an increase of 5.2 percent. Gross profit margin was 16.3 percent for the first six months of 2017 versus 16.7 percent in the first six months of 2016. Gross margin decline was driven by increased hardware sales and an ongoing competitive marketplace.

Total selling and administrative expenses and advertising expense were $793 million in the first six months of 2017, compared to $750 million in the first six months of 2016, representing an increase of 5.6 percent.  This increase was primarily driven by increased sales compensation. Coworker count was 8,787 as of June 30, 2017, compared to 8,712 as of June 30, 2016.

Long-term debt, including current maturities, of $3.3 billion, net of cash of $79 million, was $3.2 billion as of June 30, 2017, $106 million higher compared to June 30, 2016. During the first quarter of 2017, the company amended its prior senior secured term loan with a repricing agreement, completed the issuance of $600 million 5.0% Senior Notes due 2025 and redeemed the remaining amount of the $600 million 6.0% Senior Notes due 2022, and amended, extended and increased the size of its senior secured asset-based revolving credit facility from $1,250 million to $1,450 million.  As a result of these transactions, first half 2017 net income included total debt extinguishment charges of $57 million.

Interest expense was $76 million in the first six months of 2017 compared to $75 million in the comparable period in 2016. The effective tax rate for the first six months of 2017 was 26.2 percent, which resulted in a tax expense of $71 million, compared to a 37.3 percent tax rate and tax expense of $116 million in the first six months of 2016. The reduction in effective tax rate primarily reflected the impact of excess tax benefits from equity-based compensation.

Net income was $199 million in the first six months of 2017, compared to $195 million in the first six months of 2016, representing an increase of 1.7 percent. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, integration expenses, equity-based compensation and the associated tax benefits, and certain other items including debt refinancing costs, was $285 million in the first six months of 2017, compared to $268 million in the first six months of 2016, representing an increase of 6.0 percent.

Adjusted EBITDA, which excludes expenses related to equity-based compensation, income from equity investments, integration expenses, and certain other items including debt refinancing costs, was $564 million in the first six months of 2017, compared to $533 million in the first six months of 2016, representing an increase of 5.7 percent. For the first six months of 2017 and 2016 the Adjusted EBITDA margin was 7.7 percent and 7.9 percent, respectively.

Weighted average diluted shares outstanding were 161 million for the first six months of 2017, compared to 168 million for the first six months of 2016. Net income per diluted share for the first six months of 2017 was $1.23, compared to $1.16 for the first six months of 2016, representing an increase of 6.1 percent. Non-GAAP net income per diluted share for the first six months of 2017 was $1.77, compared to $1.60 for the first six months of 2016 representing an increase of 10.6 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, global and regional economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

Non-GAAP Financial Information

EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in the Company’s credit agreements, means EBITDA adjusted for certain items which are described in the financial statement tables that accompany this press release. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of Net sales. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated tax benefits, integration expenses, and gains and losses from the extinguishment of long-term debt. Consolidated net sales growth on a constant currency basis is defined as consolidated net sales growth excluding the impact of foreign currency translation on net sales compared to the prior period.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, Non-GAAP net income per diluted share and consolidated net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of the Company’s business, as they remove the impact of items that management believes are not reflective of underlying operating performance. The Company uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Additionally, Adjusted EBITDA is a measure in the credit agreement governing our Senior Secured Term Loan Facility (“Term Loan”) used to evaluate the Company’s ability to make certain investments, incur additional debt and make restricted payments, such as dividends and share repurchases, as well as whether the Company is required to make additional principal prepayments on the Term Loan beyond the quarterly amortization payments.

Our medium term annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of the Company's routine activities, such as refinancing activities or acquisition and integration expenses.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs nearly 8,800 coworkers. For the trailing twelve months ended June 30, 2017, the company generated net sales of nearly $15 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, August 3, 2017 at 7:30 a.m. CT/8:30 a.m. ET to discuss its second quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per-share amounts)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change(i)	2017	2016	% Change(i)

Net sales	$3,994.4	$3,664.6	9.0%	$7,319.1	$6,781.3	7.9%
Cost of sales	3,353.3	3,054.1	9.8	6,125.5	5,646.3	8.5

Gross profit	641.1	610.5	5.0	1,193.6	1,135.0	5.2

Selling and administrative expenses	363.5	344.7	5.5	710.9	674.0	5.5
Advertising expense	46.5	42.3	10.0	81.8	76.5	7.0
Income from operations	231.1	223.5	3.4	400.9	384.5	4.3

Interest expense, net	(35.9)	(36.9)	(2.7)	(75.6)	(75.0)	0.8
Net loss on extinguishments of long-term debt	—	—	—	(57.4)	—	nm*
Other income, net	0.3	0.9	(60.2)%	1.3	1.9	(33.8)%

Income before income taxes	195.5	187.5	4.3	269.2	311.4	(13.6)

Income tax expense	(54.5)	(70.0)	(22.2)	(70.5)	(116.1)	(39.3)

Net income	$141.0	$117.5	20.0%	$198.7	$195.3	1.7%

Net income per common share:
Basic	$0.90	$0.71	26.9%	$1.26	$1.18	7.1%
Diluted	$0.89	$0.70	25.9%	$1.23	$1.16	6.1%

Weighted-average shares outstanding:
Basic	156.0	164.9		157.7	166.1
Diluted	159.0	166.7		160.9	167.8

* Not meaningful

(i) There were 64 selling days for both the three months ended June 30, 2017 and 2016. There were 128 selling days for both the six months ended June 30, 2017 and 2016.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and consolidated net sales growth on a constant currency basis for the three and six months ended June 30, 2017 and 2016 below.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change

Net income	$141.0	$117.5		$198.7	$195.3
Amortization of intangibles(i)	46.3	47.1		92.4	94.6
Equity-based compensation	11.5	9.7		23.6	18.1
Net loss on extinguishments of long-term debt	—	—		57.4	—
Integration expenses(ii)	2.0	2.2		2.5	3.8
Other adjustments(iii)	3.7	0.3		4.9	(2.8)
Aggregate adjustment for income taxes(iv)	(41.3)	(21.2)		(95.0)	(40.7)
Non-GAAP net income	$163.2	$155.6	4.9%	$284.5	$268.3	6.0%

GAAP net income per diluted share	$0.89	$0.70	25.9%	$1.23	$1.16	6.1%
Non-GAAP net income per diluted share	$1.03	$0.93	10.0%	$1.77	$1.60	10.6%
Shares used in computing GAAP and Non-GAAP net income per diluted share	159.0	166.7		160.9	167.8

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Comprised of expenses related to CDW UK.

(iii) Primarily includes expenses related to payroll taxes on equity-based compensation during the three and six months ended June 30, 2017 and 2016. Also includes the favorable resolution of a local sales tax matter partially offset by expenses related to the consolidation of office locations north of Chicago during the six months ended June 30, 2016.

(iv) Aggregate adjustment for income taxes consists of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total Non-GAAP adjustments	$63.4	$59.3	$180.8	$113.7
Weighted-average statutory effective rate	36.0%	36.0%	36.0%	36.0%
Income tax	$(22.8)	$(21.3)	$(65.1)	$(40.9)
Excess tax benefits from equity-based compensation	(18.6)	—	(30.1)	—
Non-deductible adjustments and other	0.1	0.1	0.2	0.2
Total aggregate adjustment for income taxes	$(41.3)	$(21.2)	$(95.0)	$(40.7)

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(in millions)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	% of Net sales	2016	% of Net sales	2017	% of Net sales	2016	% of Net sales

Net income	$141.0		$117.5		$198.7		$195.3
Depreciation and amortization	65.4		63.7		129.5		127.7
Income tax expense	54.5		70.0		70.5		116.1
Interest expense, net	35.9		36.9		75.6		75.0
EBITDA	296.8	7.4%	288.1	7.9%	474.3	6.5%	514.1	7.6%
Adjustments:
Equity-based compensation	11.5		9.7		23.6		18.1
Net loss on extinguishments of long-term debt	—		—		57.4		—
Income from equity investments(i)	(0.1)		(0.1)		(0.2)		(0.7)
Integration expenses(ii)	2.0		2.2		2.5		3.8
Other adjustments(iii)	4.5		0.7		6.3		(2.0)
Total adjustments	17.9		12.5		89.6		19.2
Adjusted EBITDA	$314.7	7.9%	$300.6	8.2%	$563.9	7.7%	$533.3	7.9%

(i) Represents the share of net income from the Company's equity investments.

(ii) Comprised of expenses related to CDW UK.

(iii) Primarily includes expenses related to payroll taxes on equity-based compensation during the three and six months ended June 30, 2017 and 2016. Also includes the favorable resolution of a local sales tax matter partially offset by expenses related to the consolidation of office locations north of Chicago during the six months ended June 30, 2016.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Consolidated Net sales, as reported	$3,994.4	$3,664.6	9.0%	$7,319.1	$6,781.3	7.9%
Foreign currency translation(ii)	—	(27.6)	—	—	(54.4)	—
Consolidated Net Sales on a Constant Currency Basis	$3,994.4	$3,637.0	9.8%	$7,319.1	$6,726.9	8.8%

(i) There were 64 selling days for both the three months ended June 30, 2017 and 2016.  There were 128 selling days for both the six months ended June 30, 2017 and 2016.

(ii) Represents the effect of translating the prior year results of CDW Canada and CDW UK at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2017	December 31, 2016	June 30, 2016
Assets	(unaudited)	(audited)	(unaudited)

Current assets:
Cash and cash equivalents	$79.0	$263.7	$129.4
Accounts receivable, net of allowance for doubtful accounts of $6.2, $5.9 and $5.9, respectively	2,335.3	2,168.6	2,082.5
Merchandise inventory	513.6	452.0	487.3
Miscellaneous receivables	337.8	234.9	260.3
Prepaid expenses and other	131.0	118.9	115.8
Total current assets	3,396.7	3,238.1	3,075.3

Property and equipment, net	160.7	163.7	163.8
Goodwill	2,469.3	2,455.0	2,475.0
Other intangible assets, net	976.6	1,055.6	1,162.0
Other assets	38.3	36.0	11.8
Total assets	$7,041.6	$6,948.4	$6,887.9

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,391.6	$1,072.9	$1,078.1
Accounts payable - inventory financing	496.4	580.4	509.8
Current maturities of long-term debt	18.5	18.5	26.1
Accrued expenses and other liabilities	648.7	608.9	563.7
Total current liabilities	2,555.2	2,280.7	2,177.7

Long-term liabilities:
Debt	3,277.8	3,215.9	3,214.4
Deferred income taxes	329.5	369.2	420.8
Other liabilities	30.0	37.1	61.6
Total long-term liabilities	3,637.3	3,622.2	3,696.8

Total stockholders’ equity	849.1	1,045.5	1,013.4
Total liabilities and stockholders’ equity	$7,041.6	$6,948.4	$6,887.9

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended June 30,
	2017	2016	% Change(i)

Corporate(ii)	$1,630.7	$1,490.8	9.4%

Small Business(ii)	$321.5	$288.4	11.5%

Public
Government	$543.9	$456.6	19.1%
Education	712.9	640.0	11.4
Healthcare	417.3	450.4	(7.3)
Total Public	$1,674.1	$1,547.0	8.2%

Other	$368.1	$338.4	8.8%

Total Net Sales	$3,994.4	$3,664.6	9.0%

(i) There were 64 selling days for the three months ended June 30, 2017 and 2016.

(ii) Effective January 1, 2017, the CDW Small Business channel has become a separate operating and reportable segment. Its results were previously presented as a sales channel within the Corporate segment. Segment information reported in prior periods been reclassified to conform to the current period presentation.

	Six Months Ended June 30,
	2017	2016	% Change(i)

Corporate(ii)	$3,107.0	$2,905.7	6.9%

Small Business(ii)	$620.2	$565.7	9.6%

Public
Government	$930.8	$796.5	16.9%
Education	1,110.0	981.0	13.1
Healthcare	809.8	839.0	(3.5)
Total Public	$2,850.6	$2,616.5	8.9%

Other	$741.3	$693.4	6.9%

Total Net Sales	$7,319.1	$6,781.3	7.9%

(i) There were 128 selling days for both the six months ended June 30, 2017 and 2016.

(ii) Effective January 1, 2017, the CDW Small Business channel has become a separate operating and reportable segment. Its results were previously presented as a sales channel within the Corporate segment. Segment information reported in prior periods been reclassified to conform to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(in millions)
(unaudited)

	June 30, 2017	December 31, 2016	June 30, 2016

Debt and Revolver Availability
Cash and cash equivalents	$79.0	$263.7	$129.4
Total debt	3,296.3	3,234.4	3,240.5
Senior secured debt	1,548.5	1,552.1	1,564.9
Outstanding borrowings under Revolver	54.0	—	—
Borrowing base under ABL Revolver(i)	1,650.1	1,479.4	1,448.1
Revolver availability(ii)	1,015.6	777.3	844.3
Cash plus Revolver availability(ii)	1,094.6	1,041.0	973.7
Total net leverage ratio(iii)	2.8	2.7	2.9

Working Capital
Days of sales outstanding (DSO)(iv)	48	51	44
Days of supply in inventory (DIO)(iv)	12	12	13
Days of purchases outstanding (DPO)(iv)	(44)	(44)	(40)
Cash conversion cycle(iv)	16	19	17

(i) Amount in effect at period-end, applicable to the Company's ABL Revolving Credit Facility.

(ii) Amount in effect at period-end, including CDW UK's Revolving Credit Facility, which is a multi-currency revolving credit facility with an aggregate amount of £50 million in availability.

(iii) Defined in the Company's credit agreement, on a consolidated basis, as the ratio of total debt at period-end excluding any unamortized discount and/or premium and unamortized deferred financing costs, less cash and cash equivalents, to trailing twelve months (TTM) Adjusted EBITDA, a non-GAAP measure defined in the Company's credit agreement.

(iv) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Six Months Ended June 30,
	2017	2016

Cash flows from operating activities	$376.2	$313.1

Capital expenditures	(36.8)	(25.7)
Cash flows from investing activities	(36.8)	(25.7)

Net change in accounts payable - inventory financing	(85.1)	71.3
Other cash flows from financing activities	(441.6)	(264.0)
Cash flows from financing activities	(526.7)	(192.7)

Effect of exchange rate changes on cash and cash equivalents	2.6	(2.9)
Net (decrease) increase in cash and cash equivalents	(184.7)	91.8
Cash and cash equivalents - beginning of period	263.7	37.6
Cash and cash equivalents - end of period	$79.0	$129.4

Supplementary disclosure of cash flow information:
Cash paid for interest, net	$(76.8)	$(73.0)
Cash paid for income taxes, net	$(96.5)	$(132.7)

CDW CORPORATION AND SUBSIDIARIES
RECAST NET SALES DETAIL (i)(ii)
(dollars in millions)
(unaudited)

	Q1 2016		Q2 2016		Q3 2016		Q4 2016		Full Year 2016
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast

Corporate	$1,410.7	$1,414.9	$1,489.0	$1,490.8	$1,463.5	$1,466.4	$1,516.6	$1,517.8	$5,879.7	$5,889.9

Small Business	$281.6	$277.4	$290.2	$288.4	$285.4	$282.5	$293.0	$291.8	$1,150.2	$1,140.0

Public:
Government	$339.9	$339.9	$456.6	$456.6	$537.5	$537.5	$529.6	$529.6	$1,863.7	$1,863.7
Education	341.0	341.0	640.0	640.0	671.4	671.4	365.9	365.9	2,018.3	2,018.3
Healthcare	388.5	388.5	450.4	450.4	431.7	431.7	436.8	436.8	1,707.4	1,707.4
Total Public	$1,069.4	$1,069.4	$1,547.0	$1,547.0	$1,640.6	$1,640.6	$1,332.3	$1,332.3	$5,589.4	$5,589.4

Other	$355.0	$355.0	$338.4	$338.4	$318.7	$318.7	$350.5	$350.5	$1,362.6	$1,362.6

Total Net Sales	$3,116.7	$3,116.7	$3,664.6	$3,664.6	$3,708.2	$3,708.2	$3,492.4	$3,492.4	$13,981.9	$13,981.9

	Q1 2015		Q2 2015		Q3 2015		Q4 2015		Full Year 2015
	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast	Previously Reported	Recast

Corporate	$1,341.9	$1,336.9	$1,521.3	$1,517.9	$1,490.6	$1,499.6	$1,521.5	$1,524.2	$5,875.3	$5,878.6

Small Business	$268.5	$273.5	$277.3	$280.7	$274.1	$265.1	$273.1	$270.4	$1,093.0	$1,089.7

Public:
Government	$294.2	$294.2	$390.8	$390.8	$493.9	$493.9	$522.0	$522.0	$1,700.9	$1,700.9
Education	345.4	345.4	548.9	548.9	583.3	583.3	341.2	341.2	1,818.8	1,818.8
Healthcare	377.6	377.6	448.8	448.8	406.7	406.7	430.8	430.8	1,663.9	1,663.9
Total Public	$1,017.2	$1,017.2	$1,388.5	$1,388.5	$1,483.9	$1,483.9	$1,294.0	$1,294.0	$5,183.6	$5,183.6

Other	$127.6	$127.6	$126.9	$126.9	$252.5	$252.5	$329.8	$329.8	$836.8	$836.8

Total Net Sales	$2,755.2	$2,755.2	$3,314.0	$3,314.0	$3,501.1	$3,501.1	$3,418.4	$3,418.4	$12,988.7	$12,988.7

(i) Effective January 1, 2017, the CDW Small Business channel has become a separate operating and reportable segment. Its results were previously as a sales channel within the Corporate segment. Information reported in 2016 and 2015 has been reclassified to conform to the new presentation beginning in Q1 2017.

(ii) Effective January 1, 2016, the CDW Advanced Services business is included in the Company's Corporate and Public segments. Segment information reported in 2015 has been reclassified in the previously reported column to conform to the 2016 presentation.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Sara Granack
Vice President, Corporate Communications
(847) 968-0743